INVESCO TECHNOLOGY SECTOR FUND                          SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING: 3/31/2012
FILE NUMBER :      811-3826
SERIES NO.:        22

74U.  1 Number of shares outstanding (000's Omitted)
        Class A       7,947
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B         402
        Class C         881
        Class Y          41

74V.  1 Net asset value per share (to nearest cent)
        Class A     $ 12.97
      2 Net asset value per share of a second class of open-end company shares (to nearest cent)
        Class B     $ 11.52
        Class C     $ 11.52
        Class Y     $ 13.45